Exhibit 99.1

Kayne Anderson BDC, Inc. Announces September 30, 2024 Financial Results and Declares Fourth Quarter 2024 Dividend of $0.40 Per Share

CHICAGO--(BUSINESS WIRE)-- Kayne Anderson BDC, Inc. (NYSE: KBDC) (“KBDC or the Company”), a business development company externally managed by its investment adviser, KA Credit Advisors, LLC, today announced its financial results for the third quarter ended September 30, 2024.

“We are pleased to report strong origination activity during the third quarter,” said Doug Goodwillie, Co-Chief Executive Officer. “Origination volumes have picked-up substantially during 2024 and we see this pace continuing based on the current level of private equity investment activity.”

“Our portfolio, which is diversified by end-market and industry, continues to perform well for our shareholders,” said Ken Leonard, Co-Chief Executive Officer. “The stable industries we focus on have produced attractive debt financing opportunities and a portfolio with lower leverage and higher interest coverage.”

Financial Highlights for the Quarter Ended September 30, 2024

●	Net investment income of $37.1 million, or $0.52 per share;

●	Net asset value of $16.70 per share, an increase from $16.57 per share as of June 30, 2024, primarily the result of excess net investment income over the regular dividend

●	New private credit and equity investment commitments of $182.6 million, fundings of $184.6 million and sales and repayments of $82.8 million, resulting in a net funded private credit and equity investment increase of $101.8 million;

●	Net repayments of broadly syndicated loans of $2.2 million; and

●	The Company’s Board of Directors (the “Board”) declared a regular dividend of $0.40 per share, to be paid on January 15, 2025 to stockholders of record as of December 31, 2024.

Selected Financial Highlights

	As of
(in thousands, expect per share data)	September 30, 2024	June 30, 2024

Investment portfolio, at fair value	$1,943,439	$1,847,058
Total assets	$2,028,245	$1,909,850
Total debt outstanding, at principal	$788,000	$622,000
Net assets	$1,186,205	$1,178,176
Net asset value per share	$16.70	$16.57
Total debt-to-equity ratio	0.66x	0.53x

	For the quarter ended
	September 30, 2024	June 30, 2024

Net investment income per share	$0.52	$0.51
Net realized and unrealized gains (losses) per share	$0.01	$(0.05)
Earnings per share	$0.53	$0.46
Regular dividend per share	$0.40	$0.40
Special dividend per share	$-	$-

Results of Operations

Total investment income for the quarter ended September 30, 2024 was $57.8 million, as compared to $52.5 million for the quarter ended June 30, 2024. The increase was driven by the additions to the portfolio during the third quarter and the full quarter impact of purchases made in the second quarter.

Net investment income for the quarter ending September 30, 2024 was $37.1 million or $0.52 per share, compared to $34.4 million or $0.51 per share for the quarter ended June 30, 2024. Net expenses for the third quarter were $20.8 million compared to $18.1 million for the prior quarter. The increase was primarily due to higher interest expense as a result of higher leverage during the quarter.

For the quarter ended September 30, 2024, the net change in unrealized gains was $0.5 million. The unrealized gains for the quarter were primarily driven by new upfront fees for originations partially offset by changes in the fair value of certain investments and quarterly amortization. For the quarter, there were no realized gains (losses).

Portfolio and Investment Activity

	As of
($ in thousands)	September 30, 2024		June 30, 2024

Investments at fair value	$1,943,439		$1,847,058
Number of portfolio companies	110		106
Average portfolio company investment size	$17,668		$17,425

Asset class:
First lien debt	98.0%		97.8%
Subordinated debt	0.9%		1.2%
Equity	1.1%		1.0%

Non-accrual debt investments:
Non-accrual investments at fair value	$19,229		$18,897
Non-accrual investments as a percentage of debt investments at fair value	1.0%		1.0%
Number of investments on non-accrual	2		2

Interest rate type:
Percentage floating-rate	100.0%		100.0%
Percentage fixed-rate	0.0%		0.0%

Yields (at fair value):
Weighted average yield on private middle market loans	11.9%		12.3%
Weighted average yield on broadly syndicated loans	7.8%		8.3%
Weighted average yield on total debt portfolio	11.3%		11.7%

Investment activity during the quarter ended:
Gross new investment commitments	$182,559	(1)	$171,836	(2)
Principal amount of investments funded	$184,566	(1)	$166,161	(2)
Principal amount of investments sold or repaid	$(85,009	)(1)	$(98,968	)(2)
Net principal amount of investments funded	$99,557		$67,193

(1)	For the quarter ending September 30, 2024, broadly syndicated loans represent $0 of new investment commitments, $0 of investments funded and $2,200 of investments sold or repaid.

(2)	For the quarter ending June 30, 2024, broadly syndicated loans represent $30,000 of new investment commitments, $30,000 of investments funded and $58,500 of investments sold or repaid.

Liquidity and Capital Resources

As of September 30, 2024, the Company had $75 million senior unsecured notes outstanding, $713 million borrowed under its credit facilities and cash and cash equivalents of $61.8 million (including short-term investments). As of that date, the Company had $437.0 million of undrawn commitments available on its credit facilities (subject to borrowing base restrictions and other conditions).

As of September 30, 2024, the Company’s debt-to-equity ratio was 0.66x and its asset coverage ratio was 251%. The Company targets a debt-to-equity ratio of 1.0x to 1.25x (which equates to asset coverage of 200% to 180%). The Company is currently below its target but expects to continue to grow its private credit portfolio over coming quarters to achieve its targeted leverage.

Recent Developments

●	On November 6, 2024, the Board of Directors of the Company declared a regular dividend to common stockholders in the amount of $0.40 per share. The dividend will be paid on January 15, 2025 to stockholders of record as of the close of business on December 31, 2024.

Conference Call Information

KBDC will host a conference call at 10:00 am ET on Thursday, November 14, 2024, to review its financial results. All interested parties are invited to participate using the following telephone dial-in or the webcast details:

Telephone Dial-in

●	Domestic: 800-579-2543

●	International: +1 785-424-1789

●	Conference ID: KBDC3Q

Webcast Link

●	https://events.q4inc.com/attendee/302947060

To avoid potential delays, please join at least 10 minutes prior to the start of the earnings call. A telephone replay will also be available by dialing 800-839-2383(domestic) and +1 402-220-7202(international). The replay will be available until November 21, 2024.

Kayne Anderson BDC, Inc.

Consolidated Statements of Assets and Liabilities

(amounts in 000’s, except share and per share amounts)

	September 30, 2024	December 31, 2023
Assets:	(Unaudited)
Investments, at fair value:
Non-controlled, non-affiliated investments (amortized cost of $1,906,348 and $1,343,223)	$1,931,243	$1,363,498
Non-controlled, affiliated investments (amortized cost of $15,438 and $0, respectively)	12,196	-
Short-term investments (amortized cost of $22,670 and $12,802)	22,670	12,802
Cash and cash equivalents	39,083	34,069
Receivable for principal payments on investments	501	104
Interest receivable	22,391	12,874
Prepaid expenses and other assets	161	319
Total Assets	$2,028,245	$1,423,666

Liabilities:
Corporate Credit Facility (Note 6)	$221,000	$234,000
Unamortized Corporate Credit Facility issuance costs	(1,127)	(1,715)
Revolving Funding Facility (Note 6)	409,000	306,000
Unamortized Revolving Funding Facility issuance costs	(5,277)	(2,019)
Revolving Funding Facility II (Note 6)	83,000	70,000
Unamortized Revolving Funding Facility II issuance costs	(1,411)	(1,805)
Subscription Credit Agreement (Note 6)	-	10,750
Unamortized Subscription Credit Facility issuance costs	-	(41)
Notes (Note 6)	75,000	75,000
Unamortized notes issuance costs	(696)	(851)
Payable for investments purchased	17,397	-
Shares repurchased payable (Note 7)	10	-
Distributions payable	28,420	22,050
Management fee payable (Note 3)	3,573	2,996
Incentive fee payable (Note 3)	-	14,195
Accrued expenses and other liabilities	13,151	11,949
Accrued excise tax expense	-	101
Total Liabilities	$842,040	$740,610

Commitments and contingencies (Note 8)

Net Assets:
Common Shares, $0.001 par value; 100,000,000 shares authorized; 71,047,779 and 41,603,666 as of September 30, 2024 and December 31, 2023, respectively, issued and outstanding	$71	$42
Additional paid-in capital	1,153,001	669,990
Total distributable earnings (deficit)	33,133	13,024
Total Net Assets	$1,186,205	$683,056
Total Liabilities and Net Assets	$2,028,245	$1,423,666
Net Asset Value Per Common Share	$16.70	$16.42

Kayne Anderson BDC, Inc.

Consolidated Statements of Operations

(amounts in 000’s, except share and per share amounts)
(Unaudited)

	For the three months ended		For the nine months ended
	September 30,		September 30,
	2024	2023	2024	2023
Income:
Investment income from investments:
Interest income from non-controlled, non-affiliated investments	$57,541	$41,041	$155,015	$117,960
Interest income from non-controlled, affiliated investments	-	-	754	-
Dividend income	278	156	997	349
Total Investment Income	57,819	41,197	156,766	118,309

Expenses:
Management fees	4,764	2,905	12,537	8,438
Incentive fees	5,605	2,371	12,345	6,929
Interest expense	16,069	13,871	44,964	38,396
Professional fees	403	189	1,042	482
Directors fees	158	147	463	464
Other general and administrative expenses	563	345	1,542	1,216
Total Expenses	27,562	19,828	72,893	55,925
Less: Management fee waiver (Note 3)	(1,191)	-	(1,662)	-
Less: Incentive fee waiver (Note 3)	(5,605)	-	(9,714)	-
Net Expenses	20,766	19,828	61,517	55,925
Net Investment Income (Loss)	37,053	21,369	95,249	62,384

Realized and unrealized gains (losses) on investments
Net realized gains (losses):
Non-controlled, non-affiliated investments	-	-	(138)	-
Total net realized gains (losses)	-	-	(138)	-
Net change in unrealized gains (losses):
Non-controlled, non-affiliated investments	1,031	(7,497)	3,323	(8,103)
Non-controlled, affiliated investments	(528)	-	(1,943)	-
Total net change in unrealized gains (losses)	503	(7,497)	1,380	(8,103)
Total realized and unrealized gains (losses)	503	(7,497)	1,242	(8,103)

Net Increase (Decrease) in Net Assets Resulting from Operations	$37,556	$13,872	$96,491	$54,281

Per Common Share Data:
Basic and diluted net investment income per common share	$0.52	$0.53	$1.55	$1.62
Basic and diluted net increase in net assets resulting from operations	$0.53	$0.34	$1.57	$1.41
Weighted Average Common Shares Outstanding - Basic and Diluted	71,083,885	40,499,327	61,321,163	38,461,385

About Kayne Anderson BDC, Inc.

Kayne Anderson BDC, Inc. is a business development company (“BDC”) that invests primarily in first lien senior secured loans, with a secondary focus on unitranche and split-lien loans to middle market companies. KBDC is externally managed by its investment adviser, KA Credit Advisors, LLC, an indirect controlled subsidiary of Kayne Anderson Capital Advisors, L.P., a prominent alternative investment management firm. KBDC has elected to be regulated as a BDC under the Investment Company Act of 1940, as amended (“1940 Act”). KBDC’s investment objective is to generate current income and, to a lesser extent, capital appreciation. For more information, please visit www.kaynebdc.com.

Forward-looking Statements

This press release may contain “forward-looking statements” that involve substantial risks and uncertainties. Such statements involve known and unknown risks, uncertainties and other factors and undue reliance should not be placed thereon. These forward-looking statements are not historical facts, but rather are based on current expectations, estimates and projections about KBDC, its current and prospective portfolio investments, its industry, its beliefs and opinions, and its assumptions. Words such as “anticipates,” “expects,” “intends,” “plans,” “will,” “may,” “continue,” “believes,” “seeks,” “estimates,” “would,” “could,” “should,” “targets,” “projects,” “outlook,” “potential,” “predicts” and variations of these words and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond KBDC’s control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements including, without limitation, the risks, uncertainties and other factors identified in KBDC’s filings with the SEC. All forward-looking statements speak only as of the date of this press release. KBDC does not undertake any obligation to update or revise any forward-looking statements or any other information contained herein, except as required by applicable law.

Contacts:

Investor Relations

kaynebdc@kaynecapital.com